Exhibit 99.2

Nephros Announces Completion of Reverse Stock Split

RIVER EDGE, N.J., March 11, 2011 /PRNewswire/ -- Nephros, Inc. (OTC Bulletin Board: NEPH.ob - News), a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification, today announced that a previously approved and announced 1-for-20 reverse split of its common stock will take effect at the start of trading on Monday, March 14, 2011. Nephros common stock will be quoted on the OTC Bulletin Board on a split-adjusted basis beginning upon the opening of trading on March 14.  Nephros shares will continue to trade under the symbol “NEPH.OB.”

As a result of the reverse stock split, every 20 shares of Nephros common stock issued and outstanding immediately prior to the effective time, which was 5:00 p.m. on March 11, 2011, will be converted into one share of common stock. Fractional shares will not be issued and stockholders who otherwise would have been entitled to receive a fractional share as a result of the reverse stock split will receive an amount in cash equal to $0.04 per pre-split share for such fractional interests. The number of shares of Nephros common stock issued and outstanding will be reduced from approximately 201,300,000 pre-split to approximately 10,100,000 post-split.  The reverse stock split was effected in connection with the company’s recently completed rights offering and private placement.

Letters of transmittal are expected to be sent to stockholders by the company’s transfer agent, Continental Stock Transfer and Trust Company, shortly after the effectiveness of the reverse stock split. No action by Nephros stockholders is required prior to receipt of these letters.

The reverse stock split was approved by the Nephros stockholders at the company’s annual meeting held on January 10, 2011. The number of shares of common stock subject to outstanding stock warrants and options, and the exercise prices and conversion ratios of those securities, will automatically be proportionately adjusted for the 1-for-20 ratio provided for by the reverse stock split.

As part of the amendment to its certificate of incorporation to effect the reverse stock split, Nephros also reduced its authorized shares of capital stock from 905,000,000 to 95,000,000 shares and its authorized shares of common stock from 900,000,000 to 90,000,000 shares.  The number of authorized shares had been increased the day before in connection with the completion of Nephros’ rights offering.

About Nephros, Inc.

Nephros, Inc., headquartered in River Edge, New Jersey, is a medical device company developing and marketing filtration products for therapeutic applications, infection control, and water purification.

The Nephros hemodiafiltration (HDF) system is designed to improve the quality of life for the End-Stage Renal Disease (ESRD) patient while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. The Nephros HDF system removes a range of harmful substances more effectively, and with greater capacity, than existing ESRD treatment methods, particularly with respect to substances known collectively as "middle molecules." These molecules have been found to contribute to such conditions as dialysis-related amyloidosis, carpal tunnel syndrome, degenerative bone disease and, ultimately, mortality in the ESRD patient. Nephros ESRD products are sold and distributed throughout Europe.

The Nephros Dual Stage Ultrafilter (DSU) is the basis for the Nephros line of water filtration products. The patented dual stage cold sterilization ultrafilter has the capability to filter out bacteria and, due to its exceptional filtration levels, filter out many viruses, parasites and biotoxins. Nephros's DSUs are being evaluated at several major U.S. medical centers for infection control. The DSU has also been selected for further development by the U.S. Marine Corps for purification of drinking water by soldiers in the field.

For more information about Nephros, please visit the company's website at www.nephros.com.

Forward-Looking Statements

Statements in this news release that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such statements may be preceded by words such as "may," "plans," "expects," "believes," "hopes," "potential" or similar words. For such statements, Nephros claims the protection of the PSLRA.

Forward-looking statements are not guarantees of future performance, are based on assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond Nephros' control. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risks that Nephros may not be able: (i) to complete the rights offering and private placement; (ii) to continue as a going concern; (iii) to obtain additional funding when needed or on favorable terms; (iv) to obtain appropriate or necessary governmental approvals to achieve its business plan or effectively market its products; (v) to have its technologies and products accepted in current or future target markets; (vi) to demonstrate in pre-clinical or clinical trials the anticipated efficacy, safety or cost savings of products that appeared promising to Nephros in research or clinical trials; or (vii) to secure or enforce adequate legal protection, including patent protection, for its products. More detailed information about Nephros and the risk factors that may affect the realization of forward-looking statements is set forth in Nephros' filings with the SEC.  Investors and security holders are encouraged to read these documents on the SEC's website at http://www.sec.gov/. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.